FOR IMMEDIATE RELEASE

ALCO STORES PROMOTES RICARDO CLEMENTE
TO SENIOR VICE PRESIDENT

Abilene, Kan. (May 30, 2013) – ALCO Stores, Inc. (Nasdaq: ALCS), which specializes in providing a superior selection of essential products for everyday life in small-town America, today announced the promotion of Ricardo Clemente to Senior Vice President for Human Resources, Store Operations and Loss Prevention.

Mr. Clemente, a graduate of New Mexico State University with a Bachelor of Science degree in Biology and Business Management, has more than 20 years of experience in retailing. He joined ALCO Stores, Inc., in 2011 as a District Manager. Since then he has held increasingly responsible positions, serving most recently as Vice President of Stores and Human Resources.

Rich Wilson, President and Chief Executive Officer, commented, “We are pleased to announce the promotion of Ricardo Clemente to Senior Vice President. Since joining ALCO, Ricardo has made a significant contribution to our progress in Human Resources, Organizational Development and Store Operations. Through Ricardo’s efforts and leadership, our team has improved ALCO’s store execution and customer experience while reducing overall expense – critical elements to achieving the company’s sales and profitability goals.”

About ALCO Stores, Inc.
ALCO Stores, Inc. is a broad-line retailer, primarily located in small underserved communities across 23 states. The Company has 213 ALCO stores that offer both name brand and private label products of exceptional quality at reasonable prices. We are proud to have continually provided friendly, personal service to our customers for the past 112 years. To learn more about the Company, visit www.ALCOstores.com.

Forward-looking statements
This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Forward-looking statements can be identified by the inclusion of “will,” “believe,” “intend,” “expect,” “plan,” “project” and similar future-looking terms. You should not rely unduly on these forward-looking statements. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and the Company performance. Forward-looking statements inherently involve risks and uncertainties, and, accordingly, actual results may vary materially. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:
Wayne S. Peterson
Senior Vice President – Chief Financial Officer
785-263-3350 X164
email: wpeterson@ALCOstores.com
or
Debbie Hagen
Hagen and Partners
913-642-6363
email: dhagen@hagenandpartners.com